
<ARTICLE> 5
<LEGEND>
The schedule contains summary financial information extracted from the balance sheet and statement of income and is qualified in its entirety by reference to such financial statements.
</LEGEND>
<CIK> 0000786622
<NAME> KRUPP INSURED PLUS LIMITED PARTNERSHIP

<PERIOD-TYPE>                   3-MOS
<FISCAL-YEAR-END>                          MAR-31-1998
<PERIOD-END>                               MAR-31-1998
<CASH>                                      11,749,714
<SECURITIES>                                54,746,132<F1>
<RECEIVABLES>                                  375,995
<ALLOWANCES>                                         0
<INVENTORY>                                          0
<CURRENT-ASSETS>                               467,950<F2>
<PP&E>                                               0
<DEPRECIATION>                                       0
<TOTAL-ASSETS>                              67,339,791
<CURRENT-LIABILITIES>                           21,411
<BONDS>                                              0
<PREFERRED-MANDATORY>                                0
<PREFERRED>                                          0
<COMMON>                                    66,120,938<F3>
<OTHER-SE>                                   1,197,442<F4>
<TOTAL-LIABILITY-AND-EQUITY>                67,339,791
<SALES>                                              0
<TOTAL-REVENUES>                             1,220,259<F5>
<CGS>                                                0
<TOTAL-COSTS>                                        0
<OTHER-EXPENSES>                               179,198<F6>
<LOSS-PROVISION>                                     0
<INTEREST-EXPENSE>                                   0
<INCOME-PRETAX>                              1,041,061
<INCOME-TAX>                                         0
<INCOME-CONTINUING>                          1,041,061
<DISCONTINUED>                                       0
<EXTRAORDINARY>                                      0
<CHANGES>                                            0
<NET-INCOME>                                 1,041,061
<EPS-PRIMARY>                                        0<F7>
<EPS-DILUTED>                                        0<F7>

<F1>Includes Participating Insured Mortgages ("PIMs") of $29,241,995 and
Mortgage-Backed Securities ("MBS") of $25,504,177.
<F2>Includes prepaid acquisition fees and expenses of $844,252 net of accumulated amortization of $539,069 and prepaid participation servicing fees of $331,052 net accumulated amortization of $168,285.
<F3>Represents total equity of General Partners and Limited Partners. General
Partners deficit of ($238,853) and Limited Partners equity of $66,359,791.
<F4>Unrealized gain on MBS.
<F5>Represents interest income on investments in mortgages and cash.
<F6>Includes $25,266 of amortization of prepaid fees and expenses.
<F7>Net income allocated $31,232 to the General Partners and $1,009,829 to the
Limited Partners. Average net income per Limited Partner interest is $.13 on 7,500,099 Limited Partner interests outstanding.

